UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2007
ITT CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	1-5672	13-5158950
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 West Red Oak Lane
White Plains, New York	10604
(Address of principal	(Zip Code)
executive offices)
Registrant’s telephone number, including area code: (914) 641-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Not Applicable
(Former name or former address, if changed since last report)

Item 2.01. Completion of Acquisition
On December 20, 2007, Donatello Acquisition Corp., a New York corporation (“Merger Sub”) and a wholly-owned subsidiary of ITT Corporation, an Indiana corporation (“ITT”), completed its previously announced merger with and into EDO Corporation, a New York corporation (“EDO”), with EDO continuing as the surviving corporation and a wholly-owned subsidiary of ITT in accordance with the provisions of the Agreement and Plan of Merger, dated as of September 16, 2007, among ITT, Merger Sub and EDO (the “Merger Agreement”). As previously disclosed, pursuant to the Merger Agreement, each share of EDO common stock issued and outstanding immediately prior to the effective time of the completion of the merger was converted into the right to receive $56.00 in cash, without interest, on the terms set forth in the Merger Agreement. A press release announcing the completion of the merger is attached hereto.
On December 12, 2007, ITT entered into a Credit Agreement (the “Agreement”) providing for a senior unsecured revolving credit facility in an aggregate principal amount of up to $750,000,000, with UBS Loan Finance LLC, as the Initial Lender, UBS AG, Stamford Branch, as Administrative Agent for the Lenders and UBS Securities LLC, as sole lead arranger and sole book running manager.
The interest rates applicable to the loans under the Agreement (the “Advances”) are generally based either on LIBOR plus a specified margin, or on the Administrative Agent’s Alternative Base Rate. Borrowings under the Agreement are available upon customary terms and conditions for facilities of this type, including a requirement to maintain a ratio of consolidated EBITDA to consolidated interest expense of not less than 3.5 to 1.0. The proceeds of the Advances are to be used to (i) (a) fund a portion of the purchase price for the acquisition of EDO pursuant to the Merger Agreement, (b) repay certain existing indebtedness of EDO and (c) pay related fees, commissions and expenses, and/or (ii) to refinance a portion of the Merger Consideration (as defined in the Merger Agreement).
On each borrowing date prior to March 1, 2008, ITT will pay to each Lender a funding fee in an amount equal to 0.125% of the aggregate amount funded by such Lender on such borrowing date. If a borrowing date occurs after March 1, 2008, ITT will pay to each Lender a funding fee in an amount equal to 0.25% of the aggregate amount funded by such Lender on such borrowing date. ITT will also pay to each Lender, through the Administrative Agent, an incremental funding fee in an amount equal to 0.125% of the aggregate principal amount of Advances made by such Lender and outstanding as of March 1, 2008.
The Agreement will expire on March 31, 2008. ITT may, by written notice to the Administrative Agent prior to March 1, 2008, request that the Lenders extend the maturity date for an additional period of 90 days. Upon such request, each Lender will determine, in its sole discretion, whether or not to consent to such extension and the terms and provisions with respect to any such extension.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
As previously disclosed in a Form 8-K filed on November 9, 2007 (the “November 8-K”), ITT entered into (i) a Five-Year Competitive Advance and Revolving Credit Facility Agreement (the “ITT Agreement”) on November 10, 2005, providing for a senior unsecured revolving credit facility in an aggregate principal amount of up to $1,250,000,000, with a syndicate of lenders arranged by J.P. Morgan Securities Inc., as Sole Lead Arranger, JPMorgan Chase Bank, N.A., as Administrative Agent, Deutsche Bank Securities Inc., Citibank N.A. and The Bank of Tokyo-Mitsubishi Ltd., New York Branch, as Syndication Agents, and Societe Generale, as Documentation Agent and (ii) a subsequent agreement (the “Accession Agreement”) on November 8, 2007 between ITT and the lenders under the Accession Agreement to provide ITT with the ability to borrow an additional $500,000,000, increasing the maximum total borrowing under the ITT Agreement to $1,750,000,000. The November 8-K disclosed that amounts borrowed under the ITT Agreement and the Accession Agreement may be used for general corporate purposes, including commercial paper backup.
As of the date hereof, ITT issued an aggregate of approximately $1,600,000,000 of commercial paper short-term notes under its commercial paper program. A portion of the proceeds of the commercial paper program will be used to fund a portion of the purchase price for the acquisition of EDO pursuant to the Merger Agreement, together with cash on hand and borrowings of Advances under the Agreement, as described in Item 2.01 above and incorporated by reference into this Item 2.03. Commercial paper issued under this commercial paper program is scheduled to mature within 270 days of issuance. The commercial paper is unsecured and was issued in a private placement exempt from federal and state securities laws. The ITT Agreement expires on November 10, 2010 and serves as a backstop for any outstanding commercial paper. The commercial paper is not redeemable prior to maturity and will not be subject to voluntary prepayment. The commercial paper constitutes a direct financial obligation of ITT.
ADDITIONAL INFORMATION AND WHERE TO FIND IT:
This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ITT concerning the merger of EDO with Merger Sub (the “merger”) and other future events and their potential effects on ITT. Such statements are not guarantees of future results. They only represent management’s expectations and beliefs concerning future events and their potential effects on ITT. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies and risk relating to the merger, many of which are beyond our control.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 20, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ITT CORPORATION
By:	/s/ Kathleen S. Stolar
	Name:	Kathleen S. Stolar
Its: Vice President, Secretary and Associate General Counsel

Date: December 20, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 20, 2007